EXHIBIT 99.1

TRICO BANCSHARES

DIRECTOR RESTRICTED STOCK UNIT GRANT NOTICE

TriCo Bancshares, a California corporation (the “Company”), pursuant to its 2019 Equity Incentive Plan (the “Plan”), hereby grants to the holder listed below (the “Participant” or “you”), a Restricted Stock Unit Award (the “Award”). Such award shall be comprised of restricted stock units (the “Units” or “RSUs”), each of which is a right to receive one (1) share of Common Stock, on the terms and conditions set forth herein and in the Restricted Stock Unit Award Agreement attached hereto (the “Award Agreement”) and the Plan, which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Grant Notice and the Award Agreement.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of Units/Shares Subject to Award:

Vesting Schedule:	Except as otherwise set forth in the Award Agreement, the Award will vest upon the Participant’s completion of one (1) year of Continuous Service following the Grant date.*

*	For vesting dates that fall on weekends and holidays, this date will be the next business day following such date.

By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company, the Participant agrees to be bound by the terms and conditions of the Plan, the Award Agreement and the Grant Notice. The Participant has reviewed and fully understands all provisions of the Plan, the Award Agreement, and the Grant Notice in their entirety and has had an opportunity to obtain the advice of counsel prior to executing below. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, the Award Agreement, the Grant Notice or relating to the Units.

TRICO BANCSHARES		PARTICIPANT

By:		By:
Name:	Glenn Hunter	Print Name:
Title:	SVP, CHRO
Address:	63 Constitution Drive	Address:
Chico, CA 95973

ATTACHMENTS:	TriCo Bancshares 2019 Equity Incentive Plan, as amended; Restricted Stock Unit Award Agreement. The prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of the shares of Common Stock issuable pursuant to the Award is available on the Human Resources section of the Company’s intranet.

Trico Bancshares

2019 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (“Grant Notice”) and this Restricted Stock Unit Award Agreement (“Award Agreement”), Trico Bancshares (the “Company”) has awarded you a Restricted Stock Unit Award under its 2019 Equity Incentive Plan, (the “Plan”) for the number of RSUs specified in the Grant Notice (collectively, the “Award”). Except where indicated otherwise, defined terms not explicitly defined in this Award Agreement but defined in the Plan or Grant Notice shall have the same definitions as in the Plan or Grant Notice, You hereby understand that the shares of Common Stock issued with respect to the Award is subject to minimum holding requirements described in Section 10(f) of the Plan.

The details of your Award are as follows:

1.    NUMBER OF RESTRICTED STOCK UNITS AND SHARES OF COMMON STOCK. The number of RSUs subject to your Award is set forth in the Grant Notice. Each RSU shall represent the right to receive one (1) share of Common Stock. The number of RSUs will increase by any dividend equivalents, as described in Section 3 below. The number of RSUs subject to your Award and the number of shares of Common Stock deliverable with respect to such RSUs may be adjusted from time to time for capitalization adjustments as described in Section 11(a) of the Plan.

2.    VESTING. The RSUs shall vest, if at all, as provided in the vesting schedule set forth in your Grant Notice; provided, however, that except as provided herein, vesting shall cease upon the termination of your Continuous Service for any reason. Other than due to your retirement from the Board, in the event that your service with the Company terminates for any reason, with or without cause, you shall forfeit and the Company shall automatically reacquire all RSUs which are not, as of the time of such termination, vested Units, and you shall not be entitled to any payment therefor. If you retire from the Board prior to one year of Continuous Service following the Grant date, the RSUs shall vest on your date of retirement from the Board.

Except as otherwise determined by the Committee under the terms of Section 11 of the Plan, in the event of a Change in Control, no acceleration of vesting shall occur with respect to the Units granted in this Award.

3.    DIVIDENDS. If the Company pays dividends with respect to the Common Stock (the date of any such payment is a “Dividend Date”), then Dividend equivalents shall then be credited to any then outstanding RSU. The amount of such dividend equivalent credit will be equal to the dollar value of dividends paid on an actual share of Common Stock on the Dividend Date, multiplied by the number of outstanding RSUs held by you pursuant to this Award as of the Dividend Date. This aggregate dollar amount will then be divided by the Fair Market Value on the Dividend Date of a share of Common Stock, and the resulting quotient shall be the number of additional RSUs “Additional RSUs” that will be credited to this Award. Such Additional RSUs will be subject to the Plan and the same vesting (on a pro-rata basis based on each vesting tranche of RSUs outstanding hereunder on the Dividend Date), forfeiture restrictions, restrictions on transferability, and settlement provisions as apply to the RSUs that are the subject of this Award and for avoidance of doubt Additional RSUs will also be eligible to accrue future dividend equivalents.

4.    RIGHTS AS A SHAREHOLDER. You shall have no rights as a shareholder with respect to any shares of Common Stock which may be issued in settlement of this Award until the date of the issuance of such share of Common Stock under the terms of this Award Agreement (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, Dividend Equivalents, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 1.

5.    PAYMENT. Subject to Section 11 below, you will not be required to make any payment to the Company with respect to your receipt of the Award, vesting of the RSUs, or the delivery of the shares of Common Stock subject to the RSUs.

6.    DELIVERY OF SHARES. Subject to Sections 7 and 11 below, the Company will issue you one share of Common Stock for each RSU which vests under this Award Agreement, on the applicable vesting date or as soon as practicable thereafter, but not later than thirty (30) days from the vesting date (the actual date of such issuance during such period shall be solely determined by the Company). The form of delivery (e.g., a stock certificate or electronic entry evidencing such shares of Common Stock) shall be determined by the Company. You hereby authorize the Company, in its sole discretion, to deposit for your benefit with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which you have an account relationship of which the Company has notice any or all shares of Common Stock acquired by you pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the shares of Common Stock as to which the Award is settled shall be registered in your name, or, if applicable, in the names of your heirs.

7.    RESTRICTIONS ON GRANT OF THE AWARD AND ISSUANCE OF SHARES. The grant of the Award and issuance of shares of Common Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of U.S. federal or state law with respect to such securities. No shares of Common Stock may be issued hereunder if the issuance of such shares of Common Stock would constitute a violation of any applicable U.S. federal or state securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares of Common Stock subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares of

Common Stock as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require you to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Further, regardless of whether the transfer or issuance of the shares of Common Stock to be issued pursuant to the Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any State, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the shares of Common Stock (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any State, or any other law.

8.    TRANSFER RESTRICTIONS. Prior to the time that the shares of Common Stock subject to your Award have been delivered to you, you may not transfer, pledge, sell or otherwise dispose of such shares of Common Stock or of the RSUs. For example, you may not use shares of Common Stock that may be issued in respect of your RSUs as security for a loan, nor may you transfer, pledge, sell or otherwise dispose of such shares of Common Stock. This restriction on transfer will lapse upon delivery to you of shares of Common Stock in respect of your vested RSUs. Your Award is not transferable, except by will or by the laws of descent and distribution. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to receive any distribution of shares of Common Stock in respect of vested RSUs pursuant to this Agreement.

9.    AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the service of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such service. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective shareholders, boards of directors or employees to continue any relationship that you might have as an Employee or Consultant of the Company or any Affiliate.

10.    UNSECURED OBLIGATION. Your Award is unfunded, and even as a holder of vested RSUs, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue shares of Common Stock pursuant to this Agreement. Nothing contained in this Award Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.

11.    WITHHOLDING OF TAXES. At the time the Grant Notice is executed, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the U.S. federal, state, and local taxes required by law to be withheld with respect to any taxable event arising as a result of your participation in the Plan (referred to herein as “Tax-Related Items”). The Company or any Affiliate, as appropriate, shall have the authority and the right to deduct or withhold, or require you to remit an amount sufficient to satisfy applicable Tax-Related Items or to take such other action as may be reasonably necessary to satisfy such Tax-Related Items. In this regard, you authorize the Company and any Affiliate, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(a)    withholding from your wages or other cash compensation paid to you; or

(b)    withholding from proceeds of the sale of shares of Common Stock acquired upon vesting and settlement of the Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization); or

(c)    withholding in shares of Common Stock to be issued upon vesting and settlement of the Units; or

(d)    direct payment from you.

The Company does not have any duty or obligation to minimize your liability for Tax-Related Items arising from the Award, and, will not be liable to you for any Tax-Related Items arising in connection with the Award. Finally, you shall pay any amount of Tax-Related Items that the Company or any Affiliate may be required to withhold as a result of his or her participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares of Common Stock that may be issued in connection with the settlement of the Units if you fail to comply with your Tax-Related Items obligations.

You represent, warrant and acknowledge that the Company has made no warranties or representations to you with respect to the income tax consequences of the transactions contemplated by this Award Agreement, and you are in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences. YOU UNDERSTAND THAT THE TAX LAWS AND REGULATION ARE SUBJECT TO CHANGE. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE UNITS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.

12.    NOTICES. Any notices provided for in your Award or the Plan shall be given in writing or shall be delivered electronically, and shall be deemed effectively given or delivered upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

13.    MISCELLANEOUS.

(a)    The rights and obligations of the Company with respect to your Award shall be transferable to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by the Company’s successors and assigns.

(b)    You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(c)    All obligations of the Company under the Plan and this Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(d)    You agree that the Company does not have any duty or obligation to minimize your liability for tax withholding obligations arising from the Award and will not be liable to you for any tax withholding obligations arising in connection with the Award.

14.    HEADINGS. The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Award Agreement.

15.    SEVERABILITY. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

16.    COMPLIANCE WITH CODE SECTION 409A.

(a)    It is intended that the RSUs granted hereunder be exempt from or comply with the requirements of Code Section 409A, so that none of the RSUs, or the resulting shares of Common Stock or compensation, if any, shall be subject to the additional tax imposed by Section 409A. The vesting and settlement of such RSUs are intended to qualify for the “short-term deferral” exemption from Code Section 409A. Each installment of RSUs that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). As such, each eligible vested RSU shall be settled, per the terms of the Plan, the Grant Notice and this Award Agreement, within the short-term deferral period, as defined in Code Section 409A, the applicable Treasury Regulations and related guidance issued thereunder. Notwithstanding any other provision of the Plan, this Award Agreement, the Grant Notice or the Plan:

(i)    The Plan, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Code Section 409A and any Department of Treasury regulations and other applicable guidance issued thereunder (including any regulations or guidance that may be issued after the date hereof), and any ambiguities herein shall be interpreted to so comply.

(ii)    The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Award Agreement to ensure that the RSUs qualify for exemption from, comply with or otherwise avoid the imposition of any additional tax or income recognition under Code Section 409A; provided, however, that the Company makes no representations that the RSUs will be exempt from Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the RSUs.

(b)    Separation from Service; Required Delay in Payment to Specified Employee. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of your termination of Service which constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be paid unless and until you have incurred a “separation from service” within the meaning of Code Section 409A. Furthermore, to the extent that you are a “Specified Employee” within the meaning of Code Section 409A as of the date of your separation from service, no amount that constitutes a deferral of compensation which is payable on account of the your separation from service that would result in the imposition of additional tax under Code Section 409A if issued to you on or within the six (6) month period following your termination of an employment shall be paid to you before the date which is the first day of the seventh month after the date of your separation from service or, if earlier, ten (10) days following the date of your death following such separation from service. All such amounts that would, but for this Section, become payable prior to a delayed payment date will be accumulated and paid on the delayed payment date.

17.    RESTRICTIONS ON CONTRACTS AND PAYMENTS FOR INSURED DEPOSITORY INSTITUTIONS IN TROUBLED STATUS. The parties acknowledge and agree that while the restrictions contained in the Federal Deposit Insurance Act, Section 18(k) [12 U.S.C. §1828(k)], relating to contracts for and payment of executive compensation and benefits by insured depository institutions in “troubled” condition, do not currently apply to the Company or you, such provisions could apply in the future. In the event that any such restrictions or any contractual arrangement with or required by a regulatory authority require the Company to seek or demand repayment or return of any payments made to you under this Award Agreement and the Plan for any reason, you agree to repay to the Company the aggregate amount of such payments no later than thirty (30) days following your receipt of a written notice from the Company indicating that payments received by you under this Award Agreement and the Plan are subject to recapture or clawback.

18.    AUTHORIZATION TO RELEASE NECESSARY PERSONAL INFORMATION. You hereby authorize and direct the Company to collect, use and transfer in electronic or other form, any personal information (the “Data”), the nature and amount of your compensation and the fact and conditions of your participation in the Plan (including, but not limited to, your name, home address, telephone number, date of birth, social security number, salary, job title, number of shares held and the details of all Units or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing your participation in the Plan. You understand that the Data may be transferred to the Company or any Affiliate, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a brokerage firm or other third party assisting with administration of the Award or with whom shares acquired upon settlement of this Award or cash from the sale of such shares may be deposited. Furthermore, you acknowledge and understands that the transfer of the Data to the Company or any Affiliate, or to any third parties is necessary for your participation in the Plan. You may at any time withdraw the consents herein, by contacting the Company’s stock administration department in writing. You further acknowledge that withdrawal of consent may affect your ability to realize benefits from the Award, and your ability to participate in the Plan.

19.    COUNTERPARTS. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

20.    ADMINISTRATION. The Committee shall have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon you, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, this Award Agreement or the Units.

21.    GOVERNING LAW. The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of California, U.S.A. without regard to the conflict-of-laws rules thereof or of any other jurisdiction.

22.    GOVERNING PLAN DOCUMENT. Grant Notice, this Award Agreement, and the Units evidenced hereby (i) are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan, the provisions of which are hereby made a part of your Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan, and (ii) constitute the entire agreement between you and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter. In the event of any conflict between the provisions of your Award and those of the Plan, the provisions of the Plan shall control.

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